Exhibit 99.(m)(3)

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN UNDER RULE 12B-1

Class L Shares

WHEREAS, Morgan Stanley Institutional Fund Trust (the “Fund”) is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940 (the “Act”); and

WHEREAS, the Fund has separate series, each of which is a separate pool of assets with its own investment policies (each a “Portfolio” and collectively the “Portfolios”) and each Portfolio may be divided into multiple separate classes including Class L; and

WHEREAS, the Fund desires to adopt this Distribution and Shareholder Services Plan under Rule 12b-1 (“Plan”) with respect to Class L shares of each Portfolio of the Fund listed on Schedule A hereto, as may be amended from time to time, and the Fund’s Board of Trustees (“Board”), including those Board members who are not “interested persons” of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (“Independent Board Members”) have determined that there is a reasonable likelihood that adoption of the Plan will benefit each Portfolio of the Fund and its Class L shareholders; and

WHEREAS, the Fund and Morgan Stanley Distribution, Inc. (the “Distributor”) have entered into a Distribution Agreement (the “Distribution Agreement”) pursuant to which the Fund employs the Distributor in such capacity during the continuous offering of Class L shares of each Portfolio of the Fund.

NOW, THEREFORE, the Fund hereby adopts, and the Distributor hereby agrees to the terms of, this Plan on the following terms and conditions with respect to Class L of each Portfolio of the Fund:

1.                   The Fund may pay to the Distributor and other affiliated broker-dealers, unaffiliated broker-dealers, financial institutions and/or intermediaries for services provided and expenses incurred relating to the offering of Class L shares, a fee up to 0.50% on an annualized basis of the average daily net assets of Class L shares of each Portfolio, 0.25% of which shall be a “service fee” and 0.25% of which shall be a “distribution fee” as described below. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Fund and the Distributor shall mutually agree.

2.                   The distribution fee shall not exceed on an annual basis the lesser of (i) 0.25% of the average daily net assets of Class L shares or (ii) the sum of “Actual Distribution Expenses.” “Actual Distribution Expenses” are amounts spent by the Distributor and other broker-dealers, financial institutions and/or intermediaries, including its affiliates, on any activities or expenses related to the distribution of Fund shares, including, but not limited to: compensation to, and expenses of, financial advisors or other employees of the Distributor or other broker-dealers, including its affiliates; overhead and other branch office distribution-related expenses and telephone expenses of persons who engage in or support distribution of shares or who provide personal services to shareholders; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials and opportunity costs in incurring the foregoing expenses. The overhead and other branch office distribution-related expenses referred may include: (a) the expenses of operating the branch offices of the Distributor or other broker-dealers, including its affiliates, in connection with the sale of Fund shares; (b) the costs of client sales seminars; (c) travel expenses of mutual fund sales coordinators to promote the sale of Fund shares; and (d) other expenses relating to branch promotion of Fund sales.

3.                   The service fee may be paid for the provision of “personal service and/or the maintenance of shareholder accounts” as provided for in Section 2830(b)(9) of the Financial Industry Regulatory

Authority (“FINRA”) Conduct Rules, including (i) expenditures for overhead and other expenses of the Distributor and other affiliated and unaffiliated broker-dealers, (ii) telephone and other communications expenses relating to the provision of shareholder services and (iii) compensation to and expenses of financial advisors and other employees of the Distributor and other affiliated and unaffiliated broker-dealers for the provision of shareholder services (collectively, the “Services”). If FINRA amends the definition of “service fee” or adopts a related definition intended to define the same concept, the services provided under the Plan shall be automatically amended, without further action of the parties, to conform to such definition.

4.                   This Plan must be approved, together with any related agreements, by votes of a majority of both (a) the Fund’s Trustees and (b) the Independent Board Members, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

5.                   This Plan shall continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 4 hereof.

6.                   The Distributor shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended under the Plan.

7.                   This Plan may be terminated at any time with respect to Class L shares of any Portfolio by the vote of a majority of the Independent Board Members or by vote of a majority of the outstanding voting securities of Class L of the Portfolio.

8.                   This Plan may not be amended to increase materially the amount payable hereunder by a Portfolio unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of Class L of the Portfolio, and no material amendment to this Plan shall be made unless approved in the manner provided in Paragraph 4 hereof.

9.                   While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees then in office who are not interested persons of the Fund.

10.                 The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to its affiliates or other broker- dealers, financial institutions and/or intermediaries that provide shareholder services. All payments made hereunder pursuant to the Plan shall be in accordance with the terms and limitations of the FINRA Conduct Rules.

11.                 The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

12.                 The obligations of the Fund and the Portfolios hereunder are not personally binding upon, nor shall be held to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Fund, but only the Fund’s property allocable to Class L shares shall be bound.

13.                 This Plan only relates to Class L of each Portfolio and the fees determined in accordance with Paragraph 1 hereof shall be based upon the average daily net assets of the Portfolio attributable to Class L shares. No Portfolio of the Fund shall be responsible for the obligations of any other Portfolio of the Fund.

IN WITNESS WHEREOF, the Fund and the Distributor have executed this Plan as of the day and year set forth below in New York, New York.

Dated: June 8, 2008

MORGAN STANLEY INSTITUTIONAL FUND TRUST

Attest:	/s/ Mary E. Mullin	By:	/s/ Stefanie V. Chang Yu
	Mary E. Mullin		Stefanie V. Chang Yu
Vice President

MORGAN STANLEY DISTRIBUTION, INC.

Attest:	/s/ Joseph Benedetti	By:	/s/ Douglas Mangini
	Joseph Benedetti		Douglas Mangini

SCHEDULE A

ADOPTING PORTFOLIOS

(updated as of January 28, 2011)

Investment Grade Fixed Income Portfolio